EXHIBIT 99.1

Industrial Distribution Group

For Immediate Release	Release No. 06-002

INDUSTRIAL DISTRIBUTION GROUP, INC.	For Additional Information Contact:
(NASDAQ: IDGR)	Jack P. Healey Executive Vice President and Chief Financial Officer Industrial Distribution Group, Inc. (404) 949-2010 www.idglink.com
INDUSTRIAL DISTRIBUTION GROUP, INC. REPORTS
FIRST QUARTER 2006 RESULTS
Flexible Procurement Solutions™ Revenue Up 7.7%; Operating Income Up 20.7%
ATLANTA, May 2, 2006 — Industrial Distribution Group, Inc. (NASDAQ: IDGR) today reported financial results for the first quarter ended March 31, 2006.
First quarter 2006 revenues were $140.3 million, up $2.3 million compared to the $137.9 million for the comparable period of 2005. Revenue for the three months ended March 31, 2005 includes $2.3 million associated with the company’s Cardinal Machinery business unit which was sold during the third quarter 2005. The company’s net income for the first quarter of 2006 increased 25.8% to $1.5 million or $0.16 per diluted share compared to net income of $1.2 million or $0.13 per diluted share for the comparable period of the prior year.
For the first quarter, revenues from Flexible Procurement SolutionsTM (FPS), IDG’s services-based supply offerings that include storeroom management, were $80.6 million, an increase of $5.8 million or 7.7% compared to the first quarter of 2005. These revenues comprised 57.4% of IDG’s total sales for the first quarter of 2006 compared to 54.2% for the comparable period of 2005. As of March 31, 2006, the company had 338 total FPS sites, including 102 storeroom management arrangements. The revenue growth was due to both increased market penetration within existing customers, as well as new storeroom management sites.
General MROP sales declined from the prior year first quarter by $3.4 million to $59.7 million in the current quarter, for a total decline of 5.4%. However, $2.3 million of that decline reflects sales in the 2005 quarter attributable to IDG’s former Cardinal Machinery business unit. As a result, General MROP sales attributed to IDG’s ongoing core operations declined by $1.2 million or 1.9% in the 2006 quarter due to customer pricing sensitivity and reclassification of customer accounts to our more value added FPS solutions.
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“During the first quarter, we continued to implement the organizational steps that I previously identified as the primary focus for management’s efforts in the first half of this year, with the objective of returning IDG to a stronger growth profile in the near-term and yielding higher margins and improved returns in the future,” said Charles A. Lingenfelter, IDG’s president and chief executive officer. “The continued growth in our services business, which produced new quarterly highs of more than $80 million and comprised more than 57% of our total revenue, bears evidence of our compelling solutions for customers. The industrial marketplace continues to move towards business process outsourcing to address MROP needs, and that trend fuels the continuing demand for IDG’s FPS and mid-market solutions,” noted Lingenfelter.
Gross margins for the first quarter of 2006 were 21.5% compared to 21.0% for the first quarter of 2005. The improvement was due to company-wide efforts in 2005 to improve margins through better pricing practices, and inventory reserves decreased $0.2 million due to improved inventory management.
As a percentage of net sales, selling, general and administrative expenses increased slightly to 19.4% in the first quarter from 19.2% for the comparable period of 2005. Selling, general and administrative expenses increased $0.7 million or 2.6% to $27.2 million in the first quarter 2006. The increase includes $0.4 million in salaries and benefits, $0.2 million in professional fees, as well as a $0.4 million gain in the prior year for sale of property, offset by $0.6 million from the sale of Cardinal Machinery.
IDG continues to focus on effectively managing its balance sheet. As of March 31, 2006, long-term debt had declined to $12.0 million compared to $21.4 million one year ago, bringing IDG’s debt to total capital ratio to 14.4%, the lowest level of leverage for IDG since 1998. During the three months ended March 31, 2006, the company acquired 89,700 shares of its common stock, at an average price per share of $8.00, pursuant to its $5.0 million stock repurchase program that was approved during the first quarter of 2005.
“We expect our organizational changes and move to a single IT platform will enable IDG to fully realize the operating benefits inherent in our business model. The results we are seeking, including improved operating performance, stronger sales growth, and a more profitable business require an intense focus on both near-term priorities and broader operating goals. Our executive team and associates are committed to these priorities and operating goals as the way to deliver greater value for all of our constituencies,” noted Lingenfelter. “While we proceed through this near-term organizational transition period, we are very mindful of the need to maintain a tight rein on our discretionary spending while not curtailing strategic investment in our business. We are pleased, for example, that we have once again controlled selling, general, and administrative expenses as a percentage of sales, while investing in our company-wide IT platform,” concluded Lingenfelter.
Conference Call Information
IDG’s management will host a conference call on May 2, 2006 at 9:00 a.m. Eastern Time to discuss the company’s first quarter results. To access this call, please dial (800) 497-8785. The conference ID number is 8119171. A replay of the call may be accessed by dialing
(800) 642-1687 and providing the conference ID number 8119171. The replay will be available from 12:00
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p.m. Eastern Time on May 2, 2006, to 11:59 p.m. Eastern Time on May 9, 2006. The conference call will also be webcast live on the company’s website, www.idglink.com, and will be available through May 9, 2006.
About IDG
Industrial Distribution Group, Inc. (NASDAQ: IDGR) is a nationwide products and services company that creates a competitive advantage for its customers. IDG distributes a full line of maintenance, repair, operating and production (MROP) products, specializing in cutting tools, abrasives, hand and power tools, coolants, lubricants, adhesives, maintenance equipment, machine tools and safety products, and can supply virtually any other MROP product that its customers may require. Through its business process outsourcing services, the company provides an array of value-added MROP services and other arrangements, such as Flexible Procurement Solutions™ (FPS). These solutions emphasize and utilize IDG’s specialized knowledge in product procurement, management and applications and in-process improvements to deliver documented cost savings for customers. IDG’s associates work full-time in more than 100 customers’ manufacturing facilities to ensure process improvements, documented cost savings and continuous improvement at their facilities.
IDG serves over 16,000 active customers, representing a diverse group of large and mid-sized national and international corporations, including Borg-Warner Inc., Arvin Meritor Inc., PPG Industries, General Electric Company, Duracell, Honeywell International Inc., Black & Decker Corp., and Pentair Inc., as well as many local and regional businesses. The company sells in 49 of the 50 states and has a presence in 43 of the top 75 manufacturing markets in the United States, as well as Mexico and China.
Flexible Procurement Solutions™
IDG’s Flexible Procurement Solutions™ (FPS) offer customers an answer for the entire supply chain management process for MROP materials. IDG recognizes that managing MROP materials is a costly, time-consuming function for the industrial marketplace. FPS services merge state-of-the-art technology with the expertise of IDG personnel to deliver supply chain management services. In a fully integrated supply relationship, IDG associates work directly on-site at a customer’s location to provide documented cost savings from product application innovations, continuous process improvements, more effective management of inventory, and many other areas, all focused on reducing customer costs. Best of all, these cost savings are quantified and documented and most go directly to the customer’s bottom line.
Safe Harbor
In addition to the historical information contained herein, certain matters set forth in this news release are forward-looking statements, including but not limited to statements relating to expected operating results. Industrial Distribution Group, Inc. warns that caution should be taken in relying upon any forward-looking statements in this release, as they involve a number of known and unknown risks, uncertainties, and other factors, including heightened national security risks such as acts of terrorism and potential for war, that may cause actual results,
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performance, or achievements of Industrial Distribution Group, Inc. to differ materially from any such statements, including the risks and uncertainties discussed under the caption “Certain Factors Affecting Forward Looking Statements,” in the company’s Forms 10-K, 10-Q, and 8-K reports filed or furnished by the company which discussion is incorporated herein by reference.
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INDUSTRIAL DISTRIBUTION GROUP, INC.
Consolidated Statements of Income
(in thousands, except share data)
(unaudited)

	Three Months Ended
	March 31,
	2006	2005
Net Sales	$140,276	$137,948
Cost of Sales	110,144	108,997

Gross Profit	30,132	28,951
Selling, General & Administrative Expenses	27,237	26,553

Income from Operations	2,895	2,398
Interest Expense, net	311	425
Other (Income) Expense, net	(18)	1

Income Before Income Taxes	2,602	1,972
Provision for Income Taxes	1,061	747

Net Earnings	$1,541	$1,225

Basic and Diluted earnings per common share	$0.16	$0.13

Basic weighted average shares outstanding	9,437,658	9,431,022

Diluted weighted average shares outstanding	9,724,976	9,729,242

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INDUSTRIAL DISTRIBUTION GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	March 31, 2006	December 31, 2005
	(unaudited)
ASSETS

Total Current Assets	$136,065	$131,843
Property and Equipment, net	4,745	4,672
Intangible and Other Assets, net	3,396	3,813

TOTAL ASSETS	$144,206	$140,328

LIABILITIES AND SHAREHOLDERS’ EQUITY

Total Current Liabilities	$59,679	$56,203
Long-Term Debt	12,041	12,818
Other Long-Term Liabilities	972	996

Total Liabilities	72,692	70,017

Total Stockholders’ Equity	71,514	70,311

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$144,206	$140,328

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